Rule 424(b)(4) Prospectus
                                                  Registration No. 333-47186

PROSPECTUS

                         E*MACHINERY.NET, INC.

                   2,430,000 Shares of Common Stock

      This Prospectus relates to the resale of our Common Stock by Selling Stockholders listed on Page 24.

      Our common stock trades on the over-the-counter Bulletin Board of the NASD, also called the OTCBB, under the trading
symbol: EMAC.   On September 25, 2000, the closing bid for our
common stock as reported on the OTCBB was $1.37 per share.

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    RISK FACTORS.  OUR COMMON STOCK IS SPECULATIVE AND INVOLVES A
HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER OUR
RISK FACTORS SECTION BEGINNING ON PAGE 8 BEFORE MAKING AN
INVESTMENT DECISION.

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     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of  these
securities or passed upon the accuracy or adequacy of the
Prospectus.   Any representation to the contrary is a criminal
offense.

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             THE DATE OF THIS PROSPECTUS IS OCTOBER 25, 2000.





                        CAUTIONARY STATEMENT

     You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with information different from that contained in this Prospectus. The selling shareholders are offering to sell, and seeking offers to buy, shares of e*machinery.net, inc. common stock only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of the shares.

                        TABLE OF CONTENTS
                                                               Page
                                                               ----
Available Information. . . . . . . . . . . . . . . . . . . . . . 6
Summary of Information in the Prospectus . . . . . . . . . . . . 7
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . 8
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . .12
Price Range of Our Common Stock. . . . . . . . . . . . . . . . .12
Our Dividend Policy. . . . . . . . . . . . . . . . . . . . . . .13
Management's Discussion and Analysis of Financial Condition
   And Results of Operations . . . . . . . . . . . . . . . . . .13
Our Business. . . . . . . . . . . . . . . . . . . . . . . . . . 14
Our Management. . . . . . . . . . . . . . . . . . . . . . . . . 19
Executive Compensation. . . . . . . . . . . . . . . . . . . . . 21
Certain Relationships and Related Transactions. . . . . . . . . 22
Security Ownership of Certain Beneficial Owners and Management .22
Description of Securities . . . . . . . . . . . . . . . . . . . 23
Plan of Distribution. . . . . . . . . . . . . . . . . . . . . . 24
Selling Stockholders. . . . . . . . . . . . . . . . . . . . . . 25
Legal Proceedings. . . . . . . . . . . . . . . . . . . . . . . .26
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . .26
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . .26
Indemnification. . . . . . . . . . . . . . . . . . . . . . . . .26
Changes in Registrant's Certifying Accountants. . . . . . . . . 27
Index to Financial Statements. . . . . . . . . . . . . . . . . .27


                       AVAILABLE INFORMATION

We are subject to the reporting requirements of the Securities and Exchange Commission (the "Commission"). We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. We will provide, without charge, to each person who receives a copy of this Prospectus, upon written or oral request, a copy of any information that is incorporated by reference in this Prospectus (not including exhibits to the information that are incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Requests should be directed to:

Kevin McAndrew, Chief Financial Officer
e*machinery.net, inc.
1400 Medford Plaza
Route 70 & Hartford Road
Medford, New Jersey 08055
 (609) 953-7985

We have filed a Registration Statement on Form SB-2 under the Securities Act of 1993 with the Commission in connection with the securities offered by this Prospectus. This Prospectus does not contain all of the information that is in the Registration Statement. For further information with respect to us and in the Registration Statement, you may inspect without charge, and copy our filings, at the public reference room maintained by the Commission at 450 Fifth Street N.W., Washington, D.C. 20549. Copies of this material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

The Commission maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Our filings are available to the public from the Commission's web site at http://www.sec.gov. Visitors to the site may access such information by searching the EDGAR archives on this web site. In addition, we maintain a web site on the Internet at "http://www.e*machinery.net."

                SUMMARY OF INFORMATION IN THE PROSPECTUS

This Summary highlights selected information contained in this Prospectus. To understand this offering fully, you should read the entire Prospectus carefully, including the Risk Factors beginning on Page and the Financial Statements beginning on Page F-1.

Business of the Company
-----------------------
e*machinery.net, inc. (hereinafter referred to as "the Registrant" or "the Company") is engaged in the business of providing a "state of the art" electronic exchange for the purchase and sale of new and used construction and mining machinery. EMAC intends to also provide access to financing, underwriting, shipping, inspection, appraisals, training and other associated services. U.S. Machinery, Corp., a wholly owned subsidiary of EMAC specializes in purchasing, rebuilding, refurbishing, and reselling used Caterpillar(R), construction and mining machinery.

     e*machinery.net, inc. will attempt to create a worldwide network of manufacturers, dealers, suppliers and end users of construction and mining machinery, goods, and services. The e*machinery.net portal can be an important tool used to bring together a variety of important services to complement this network. We have avoided becoming solely a "listings" or "auction" site. We wish to make available an industry specific and comprehensive daily mechanism to serve the construction and mining industry.

     References to us in this Prospectus include our wholly owned subsidiaries U.S. Machinery Corp. and e*machinery, inc.

     FORMATION GOAL
     --------------
     e*machinery.net, inc. was formed to be an international Internet portal to the construction and mining machinery industry. e*machinery.net hopes to become an international trading company by networking buyers and sellers of construction and mining machinery throughout the world.
By providing the industry with a listing of services, of which there is no assurance, including financing, underwriting, shipping, machinery inspections, etc., e*machinery.net hopes to be the definitive source for the worldwide construction and mining machinery industry.

CONTACTING US

     Our web site is www.e*machinery.net. However, the information contained on our web site is not part of this Prospectus. Our principal executive offices are located at: e*machinery.net, inc., 1400 Medford Plaza, Route
70 & Hartford Road, Medford, New Jersey 08055, voice: 609-953-7985.

THE OFFERING

Common Stock Outstanding.................................16,070,632 shares (1)
Common Stock to be offered by our Selling Shareholders....2,430,000 shares (2)
-----------
(1)  As of September 25, 2000.
(2)  Included in the Company's 16,070,632 shares issued and outstanding.

THE MARKET FOR OUR COMMON STOCK

     Our common stock trades on the Over-the-Counter Bulletin Board of the NASD (the "OTCBB") under the trading symbol "EMAC".  The market
for our common stock is highly volatile.   We can provide no assurance
that there will be a market in the future for our common stock.

                           RISK FACTORS

Any investment in shares of our common stock involves a high
degree of risk.   You should carefully consider the risks
described below together with the other information contained in this Prospectus, before you decide to buy our common stock. Please also note that there may be other risks and uncertainties not presently known to us or that we currently deem immaterial. If any of the following or such other risks actually occur, our business, financial condition or results of operations would likely suffer, the market price of our common stock could decline and you may lose all or part of the money you paid to buy our common stock.

Our limited operating history makes evaluating our business difficult.
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Our operating subsidiary U.S. Machinery, Inc., was incorporated in February,
2000. Accordingly, we have a limited operating history upon which to evaluate our operations and future prospects. In addition, our revenue model is evolving and relies substantially upon the growth of e-commerce spending on the Internet and our ability to become a full-service Internet company.
As an early stage company in a new and rapidly evolving market, we face risks and uncertainties relating to our ability to successfully implement our business plan, which are described in more detail below. We may not successfully address these risks.

We have not been profitable and may not become profitable, in which event our business would be adversely affected.
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To date, we have not been profitable.  We may never be profitable, or, if we become profitable, we may be unable to sustain profitability.
We expect to continue to incur losses for the foreseeable future because we expect to continue to spend significant resources to expand our business.

If the demand for worldwide purchase and support services for the construction and mining industry decreases, our business will be harmed.
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Our success depends in part on the increased acceptance of online business to business e-commerce, for such services has only recently begun to develop and is evolving rapidly. The market for our services may not grow and any growth may not be sustained.

Our success depends on our ability to attract visitors to e*machinery.net website.
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In addition to our business activities in our U.S. Machinery Corp.
subsidiary, our future success depends upon our ability to continue to attract and retain visitors, members, advertisers, licensees and other service related suppliers such as banks and insurance companies. If we are unable to attract these visitors, the effectiveness of our business, results of operations and financial condition would be materially adversely affected.

We may face significant competition.
------------------------------------

The market for Internet services is intensely competitive.  We expect competition in our market to continue to intensify as a result of increasing market size, greater visibility of the market opportunity for Internet services and minimal barriers to entry. Industry consolidation may also increase competition. We compete with many types of companies, including both online and offline companies, search engine and other Internet portal companies, a variety of Internet-based advertising networks and other companies that facilitate the marketing of products and services on the Internet. Many of our existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, larger client bases and significantly greater financial, technical and marketing resources than
we do.   This may allow them to compete more effectively and be more
responsive to industry and technological change than us.   We may not be
able to compete successfully and competitive pressures may reduce our revenues and result in increased losses or reduced profits.

Our business may suffer if we are unable to retain key personnel.
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Our future success is substantially dependent upon the continued
service of our founders, Arthur A. O'Shea, III, Chief Executive officer, and Stuart R. Matthews, Vice President, and other executive officers.
The loss of the services of any of our executive officers could have a material adverse affect on our business. We do not currently have "key person" life insurance policies on any of our employees. We have employment agreements only with the founders. Competition for senior management is intense, and we may not be successful in attracting and retaining key personnel.

The inability to protect our intellectual property rights, and any infringement on the intellectual property rights of others, could adversely affect our business.
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Third parties may infringe or misappropriate our patents,
trademarks or other intellectual property rights, which could have a material adverse effect on our business, results of operations or financial condition. The actions we take to protect our trademarks and other proprietary rights may not be adequate. In addition, the validity, enforceability and scope of protection of proprietary rights in Internet-related industries is uncertain and still evolving.

Third parties may assert infringement claims against us. Any claims and any resulting litigation, should they occur, could subject us to significant liability for damages. In addition, even if we prevail, litigation could be time-consuming and expensive to defend, and could result in the diversion of our time and attention. Any claims from third parties may also result in limitations on our ability to use the intellectual property subject to these claims unless we are able to enter into contractual arrangements with the third parties making these claims, which arrangements may not be available on commercially reasonable terms.

Privacy and security concerns may cause customers not to participate in our portal/website which would have a material adverse effect on our business.
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An important feature of the services we provide our clients is our ability to develop and maintain a data base and other information about customers participating in our portal. Privacy and other security concerns may cause customers to resist providing us with business and personal data, which would reduce the value of our services. Moreover, privacy and security concerns may inhibit customer acceptance of the Internet as a means of commerce. If privacy and other security concerns of customers are not adequately addressed, our business would be materially adversely affected.

Our growth will depend on the growth of Internet usage.
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We depend on continued growth in the use of the Internet by businesses and customers. If electronic commerce does not grow or grows more slowly than expected, the use of the Internet by businesses may decline or grow more slowly than anticipated. Even if Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it and its performance or reliability may decline.

We may be unable to respond to technological change effectively.
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Our industry is characterized by rapid technological change, frequent new service introductions, changing consumer demands and evolving industry standards and practices. Our inability to anticipate and effectively respond to these changes on a timely basis would materially adversely affect our business, results of operations and financial condition. Our future success will depend, in part on our ability to cost-effectively adapt to rapidly changing technologies, to enhance existing services and to develop and introduce a variety of new services to address changing demands of customers and our clients on a timely basis.

The failure of our computer or communications systems may adversely affect our business.
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Our business depends on the efficient and uninterrupted operation of our computer and communications systems. Any system failure, including network, software or hardware failure, that causes an interruption in our service or decreases the responsiveness of our portal or website could materially adversely affect our business.

Laws and regulations pertaining to the Internet may adversely affect our business
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There are an increasing number of laws and regulations pertaining to the Internet. These laws and/or regulations may relate to liability for information retrieved from or transmitted over the Internet, online content regulation, user privacy, taxation and the quality of products and services. Moreover, the applicability to the Internet of existing laws governing intellectual property ownership and infringement, copyright, trademark, trade secret, obscenity, libel, employment, personal privacy and other issues is uncertain and developing. Any new law or regulation pertaining to the Internet, or the application or interpretation of existing laws, could decrease the demand for our services, increase our cost of doing business or otherwise have a material adverse effect on our business, results of operations and financial condition.

Voting Control by Management; Potential Anti-Takeover Effect
------------------------------------------------------------

Management beneficially owns over 50% of the outstanding shares. Accordingly, they may, by themselves, have sufficient shares to be able to approve major corporate transactions including amending the Certificate of Incorporation of the Company, the sale of substantially all of the Company's assets, the election of all of the directors of the Company and to control the Company's change in control of the Company and may adversely affect at the rights of the shareholders of the Company. In addition, the Company is subject to a State of Texas statute regulating business combinations which may also hinder or delay a change or control.

Purchasing Cores May Be Limited.
--------------------------------

The availability of quality cores (used "Caterpillar" construction and mining equipment) to be purchased and then refurbished may be limited, and the cost of doing so may not be sufficient to make a profit.

Information About Forward-Looking Statements
--------------------------------------------

This Prospectus contains numerous forward-looking statements
about  our business and future.   The United States Private
Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. Our forward-looking statements are expressed in good faith and we believe that there is a reasonable basis for us to make them. However, readers are cautioned not to place undue reliance on such statements. Forward-looking statements include, but are not limited to, statements about our:
     -    Plans;
     -    Objectives;
     -    Strategies;
     -    Expectations for the future;
     -    Future performance and events;
     -    Underlying assumption for all of the above; and
     -    Other statements that are not statements of historical fact.

      We make these forward-looking statements based on our analysis of internal and external historical trends and future expectations. However, such statements involve risks and uncertainties that could cause our actual results to materially differ from our forward-looking statements and there can be no assurance that we will achieve the results set forth in these forward-looking statements. We have no obligation, or intent, to update or revise these forward-looking statements to reflect future events, new information or otherwise.

                             USE OF PROCEEDS

     We will not receive any proceeds upon the sale of the Common Stock in this offering. All net proceeds from the sale of Common Stock under this Prospectus will go to the shareholders who offer and sell their shares. Accordingly, the Company will not receive any proceeds from such sales.

                    PRICE RANGE OF OUR COMMON STOCK

     Our common stock trades on the OTCBB under the trading symbol EMAC. This table summarizes the quarterly high and low bid prices per share for our common stock. The bid prices reflect inter-dealer prices, without retail markup, markdown, or commission and may not represent actual transactions. The Company effectuated a one for ten reverse stock split effective February 9, 2000, and the Board of Directors changed the trading symbol stock from "HRVD" to "EMAC". The high and low closing prices (adjusted to reflect the 1 for 10 reverse stock split) of the Company's common stock from January 1, 1998 through September 30, 2000 were as follows:

Market for Equity and Related Stockholder Matters

1998            1st  Quarter    2nd  Quarter    3rd  Quarter   4th Quarter
                High     Low    High     Low    High     Low   High    Low
Common Stock   $17.50   $3.125  $3.44   $3.125  $3.75   $3.125 $6.25   $2.19

1999            1st  Quarter    2nd  Quarter    3rd  Quarter   4th Quarter
                High     Low    High     Low    High    Low    High    Low
Common  Stock   $2.30   $1.25   $1.30    $1.25  $5.93   $0.62  $2.60   $0.45

2000            1st Quarter     2nd Quarter     3rd Quarter
                High    Low     High    Low     High    Low
Common Stock    $4.00  $0.62   $2.75   $1.50    $2.188  $1.125

    The approximate number of record holders of the Company's common stock as of September 25, 2000 as determined from the Company's transfer agent's list of record holders was 75. Such list does not include beneficial owners of securities whose shares are held in the names of various dealers and clearing agencies. The Company believes that there are in excess of 300 beneficial holders.

Transfer Agent and Registrar

    The Transfer Agent and Registrar for the Common Stock of the
Company is American Registrar & Transfer Co., 343 East 900 South,
Salt Lake City, Utah 84111.

                         OUR DIVIDEND POLICY

     We have not paid, and do not intend to pay, cash dividends on our common stock in the foreseeable future. Our current dividend policy is to retain all earnings, if any, to provide funds for
operation and expansion of our business.   Our declaration of
dividends, if any, will be subject to the discretion of our Board of Directors, who may consider, without limitation, factors such as our results of operations, financial condition, capital needs, and acquisition strategy.

                  MANAGEMENT'S DISCUSSION AND ANALYSIS OF
               FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Cautionary Statement
--------------------
When used in this Prospectus, and in other public statements, both oral and written, by the Company and Company officers, the word
"estimates", "project", "intend", "believe", "anticipate", and similar expressions, are intended to identify forward-looking statements regarding events and financial trends that may affect the Company's future operating results and financial position. Such statements are subject to risks and uncertainties that could cause the Company's actual results and financial position to differ materially. Such factors include, among others: (1) the Company's success in attracting new business; (2) the Competition in the industry in which the Company competes; (3) the Company's ability to obtain financing on satisfactory terms; (4) the sensitivity of the Company's business to general economic conditions; and (5) other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices. The Company undertakes no obligations to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events.

RESULTS OF OPERATIONS

Results of Operations for the six months ended June 30, 2000.

     Revenues
     ________

     There were no revenues recorded during the first six months of fiscal 2000. The first sale of equipment occurred in August, 2000. The Company sold two pieces of equipment during the third quarter and it is anticipated that several more machines will be sold during the fourth quarter.

     Costs and Expenses
     __________________

     Costs and expenses for the quarter ended June 30, 2000 increased significantly over the first quarter of fiscal 2000. The primary reason was a charge of $1,125,000 for the sale of stock to certain officers at a discount against market. The other reason for the increase was that salaries to employees were paid for the full three months of the quarter. In the first quarter, the salaries began to be paid in March, 2000

LIQUIDITY AND CAPITAL RESOURCES


Liquidity and Capital Resources for the six months ended June 30, 2000.

     Working capital at June 30, 2000 was $1,223,000. This was an increase of $1,544,000 over December 31, 1999. The Company finalized its seed capital funding by raising an additional
$1,324,000 in fiscal 2000.

     The Company's wholly owned subsidiary, U.S. Machinery Corp.
also began operations during March, 2000 and as of June 30, 2000 had purchased over $700,000 of Caterpillar used heavy equipment.
It is anticipated that these cores would be refurbished and would be sold during the fourth quarter of this year. The first sale occurred in early August, 2000, with a total of two units of equipment being sold during the third quarter.

     The Company is also in the process of searching for a revolving line of credit against its inventory. This would allow for more rapid expansion of the business, and would free up additional operating capital to allow for increased hiring of sales and support personnel.

                          DESCRIPTION OF BUSINESS

It is our intention to design, manage, maintain, and constantly update a vertically integrated website that will provide interplay between the major manufacturers, distributors, and providers of supportive goods and services to the construction and mining machinery industry, and will also provide our members, licensees, and business partners access to their own company wide intranets, and other destinations on the web.

Companies that sell construction and mining machinery should benefit from the following services:

* Photographs and basic descriptions placed in the Internet for viewing by our buying members 24hours a day / 365 days a year.
*    An informative web page for their company
     E-mail links to specified personnel within their company.
* Sellers will receive the e*machinery Hit List which gives them the contact information of potential buyers looking for specific machines. (This service will send information via e-mail in order to assist the seller with a current leads).

Buyers of construction and mining machinery should benefit from the following services:

* Access to news and information from the e*machinery web site 24 hours a day/365 days a year to include all major manufactures and dealers.
*    Access  to updated machinery listings, including photos,  in any.
     Buyers will receive listings of specific information available machines via e-mail or fax on a current basis. The Company believes that the following advantages can also be considered in comparison to the usual business practices in this field:
*    Domestic and foreign financial services.
* Responsive Company hired personnel to answer questions and expedite transactions.

* Hard copy advertisers provide exposure to limited number of subscribers, and information is usually a minimum of 3 weeks old before it reaches the prospective buyer.

* e*machinery website is intended to be updated daily and reach around the globe, 24 hours a day / 365 days a year.

* e*machinery will be designed to show all inventory available, updated on a daily basis. Specifications and photographs should be available at the click of a mouse. Buyers historically must spend hours digging through pages of ads unrelated to their search.

* e*machinery will focus the buyers' search to the machines they want to see.

* Sharp declines in market trends can happen overnight and hard copy advertisers will usually have to wait a minimum of 3 weeks to react to these sharp declines.

*   e*machinery can alert its members almost immediately to market trends.

Today, companies are pouring millions of dollars into web based advertising and promotion. e*machinery intends to provide a full-stop shopping portal for the construction and mining machinery industry. e*machinery.net, our web site, will foster business to business e-commerce for construction and mining machinery.

Competition

Although the Company believes that no existing Internet portal is currently offering the depth of products and services for any specific industry that e*machinery, inc. expects to offer for the construction and mining machinery industry, there is potential competition both on and off the Internet at this time.

Potential Competitors might include:

Verticalnet
Netgateway
Yahoo
Ariba
American Online
Stores
Iron Planet
Machinery Trader
Point2
Global Sourcing Network
GUIA
Centrack
imark.com
My Little Salesman
Equipment Central
Tradeyard

U.S. Machinery Corp.

U.S. Machinery Corp. (USMC) is a wholly owned subsidiary of e*machinery, inc. that is concentrating on the rebuilding and marketing of pre-owned construction and mining machinery. USMC offer rebuilt machinery with a warranty. This is a potential advantage for contractors and mining companies. They can upgrade their fleets at a lower cost without the higher risks of buying used machines without a warranty. The following sets forth additional information regarding rebuilding, refurbishing and U.S. manufactured construction and mining machinery.

Custom Rebuilt Machinery

U.S. Machinery Corp. has chosen to contract with Darr Equipment Company to rebuild the cores or preowned machines purchased by USMC. USMC would then sell the rebuilt machines at average sales prices ranging from $300,000 to $900,000 per machine. USMC also intends to purchase and sell machines that do not have to be rebuilt, but merely refurbished. USMC has successfully acquired and sold its first Caterpillar D10R crawler tractor. In addition, USMC has acquired five other Caterpillar machines (cores) which are presently being rebuilt and refurbished by Darr Equipment Company. Darr Equipment Company is one of the largest Caterpillar dealers and rebuilders in the world. Darr Equipment Company was founded in 1954 and now employs over 1,200 employees in seventeen locations.

Strength of U.S. Machinery Corp.

We use only genuine Caterpillar parts on our custom rebuild program machines. Once rebuilt, the machines are processed through a blast and paint facility which provides factory quality painting.

Warranty Options Available
1 year/2000 hour-powertrain
2 year/10,000 hour-powertrain

Customer Rebuilt/Certified Rebuild

1.The type of machinery we offer in this program is intended to include:
Wheel loaders, dozers, excavators, wheel dozers, scrapers, motorgraders and end dump trucks.

2. The specific models of machinery primarily offered are:
Wheel loaders                 Excavators
992C & D                      245B/375L
988F                          235D/350L
980F
966F
Dozers Track Type Tractors    Wheel Dozers
D11N                          992/690
D10N                          B34B
D9N                           824B
D8N
Pipelayers                    Scapers/Motor Scrapers
594                           657E/651E
583                           637E/631E/633E
572
Motor Graders                 End Dump Trucks
16G                           50  785B
14G                           60  777B&C
140G                          70  773B
                              80  769C
Core Criteria (usual case)
  A  Not over 25,000 total frame hours
  B  No pitting or corrosion
  C  Not over 7 years old (Custom Rebuild)
  D  Not over 10 years old (Certified Rebuild)
  E  Preferably U.S. serial numbered units
  F  Within Core pricing sheet
  G  No major plating or breaks in frames (chassis or frame)


Licensing Agreements:

      e*machinery, inc. has commenced qualifying Construction & Mining Machinery sales companies around the world so that licensing agreements can eventually be put into place, although there is no assurance that any licenses can be sold or placed. One of our goals is to have a world wide sales force that shares each others inventories to immediately satisfy a customer's needs. The Company will attempt to have this multifaceted sales force qualify through criteria determined by the management of e*machinery, inc. to comply as follows:

    - Be well known in their area of the Industry with excellent customer relations and reputation.
    - Have a substantial inventory of quality Construction and
    - Mining Machinery dedicated to their niche of the Industry.
    - Ability to supply parts & service and product support to their customer base and/or have relationships to subcontract.
    - Provide Guarantees/Warranties specifically tailored to their customers' needs.
    - Sign a quality assurance contract with e*machinery.net to insure our customers that they can purchase Construction &
    - Mining Machinery with confidence.
    - Ability to help qualified customers obtain financing or lease options in their designated areas or territories.
    - Ability to secure Sea, Air or Land transportation that makes sense for their area of territory with respect to the customer's purchases.
    - Ability to perform or contract a qualified technical analysis of Construction & Mining Machinery and stand behind their reports.
    - Ability to perform or contract a qualified appraisal of one or a whole fleet of Construction & Mining Machinery in their niche of the market.
    - Ability to perform or contract qualified residual values based on market value and condition reports of Construction &
    - Independent Dealers/leasing and rental agencies.

     The major manufacturers of Construction & Mining Machinery have a dominant position in the market for new sales but the Company believes that there exists a significant worldwide market for rebuilt and used Construction & Mining Machinery. Rental companies, used equipment dealers and leasing agencies might be interested in joining our website.

    These companies should benefit by being part of the clientele of e*machinery.net. The international exposure could increase these companies revenues. Also having their inventory on our Intranationalnet will add a multifaceted, multilingual sales force to their current sales force. A small commission is proposed to be deducted from each sale that is executed through the e*machinery.net family. A percentage will stay with e*machinery.net and the rest will go to the licensed sales organization.

     The e*machinery.net site map will provide quick access to important sites within our industry. The Site Map should include manufacturers, financial institutions, transportation companies and government agencies that are an integral part of the global machinery market. Up to the minute construction and mining news should be available 24 hours a day by clicking the link at the top of the page. This will provide members insight into the industry at the click of a mouse.

     Large photos and descriptions will highlight the machinery information that we make available to our visitors. It is intended that this would be enough information to get them to call and request more, giving a sales staff an opportunity to talk to a warm lead.

     The e*machinery.net navigational bar stays at the top of the screen during the entire visit at the site. This makes it easier to jump from one section to another without numerous steps.

CURRENT EMPLOYEES

     As of September 25, 2000, the Company had 2 employees and 4 consultants. The Company believes that the relationship with its employees and consultants is satisfactory.

OUR BUSINESS LOCATIONS

     The Company executed a Lease Agreement with 114 Millennium, Ltd.
to lease its sales/corporate office consisting of approximately 5,000 square feet located at 222 West Las Colinas Boulevard, Irving, Texas for approximately $10,000 per month. The term of the Lease Agreement is five years beginning on September 1, 2000.

     The Company leases an additional 1,000 square feet at 1400 Medford Plaza, Medford, New Jersey for aggregate annual rental payments of approximately $10,000, on a month to month lease. This facility is used for investor relations and finance.

                           OUR MANAGEMENT

      Following is a list of our executive officers and members of our Board of Directors:

Name                    Age     Position Held with Company (1)
----                    ---     ------------------------------
Arthur A. O'Shea, III   39      Director, President  and  Chief Executive
                                Officer of the Company
Stuart  R.  Matthews    34      Director,  Vice  President  and Treasurer
Kevin J. McAndrew       41      Director, Secretary
Stanton M. Pikus        59      Director
Frank A. Cappiello*     74      Director
---------------
(1) All directors hold office until the next annual meeting of stockholders of the Company and thereafter until their successors are chosen and qualified. All officers hold office at the selection and choice of the Board of Directors of the Company.

*Independent Director

ARTHUR A O'SHEA, III, President, Chief Executive Officer and Director.
From 1999 to present, Mr. O'Shea was President and a Founder of e*machinery.net, inc. From 1992 until late 1999, Mr. O'Shea was employed in various capacities by Hoss Equipment Company, one of the largest used equipment dealers in the United States. From 1998 through 1999, he was Vice President, Chief Operating Officer and International Sales Director; in 1997, he was Vice President of Sales, both domestic and international; and from 1992 through 1996, he was International Sales Director. From 1990 through 1991, he was a consultant with Industrial Metals Company and Liberty Iron & Metals. His assignment was to dismantle and re-sell the major assets of Lafarge Corporation cement processing plan located in Forth Worth, Texas. From 1986 through 1990, he traveled extensively throughout Latin America, as well as Mexico, employed there by three major dealers of Caterpillar equipment. He also, during this period, was a consultant for five construction companies in Mexico with regard to the utilization of construction machinery. From 1980 through 1985, he was employed by Darr Equipment Company, Inc., a North Texas and Oklahoma based Caterpillar dealership.

STUART R. MATTHEWS, Director, Treasurer and Vice President. From 1999 to present, Mr. Matthews was Vice President, Treasurer, and a founder of e*machinery.net, inc. From 1994 to early 2000, Mr. Matthews was Marketing Director of International Sales for Hoss Equipment Company. In 1994, he worked for Alvis Arthur Machinery Company as Advertising and Marketing Director. From 1993 through early 1994, he was Sales and Customer Service Director for Dalworth Corporate Cleaning Company. From 1990 through 1993, he was employed as General Manager of the retail division for Parkway
Paging Company.   From 1987 through 1989, he was the Municipal Court Police
Liason for the City of Grand Prairie, Texas. From 1983 through 1986, Mr. Matthews attended the Michael F. Price College of Business at the University of Oklahoma, and also earned a degree in Advertising from the H.H. Herbert School of Journalism and Mass Communications, also at the University of Oklahoma.

KEVIN J. MCANDREW, Director, Chief Financial Officer and Secretary. Mr. McAndrew is also the Chief Financial Officer, Executive Vice President and a Director of Canterbury Information Technology, Inc., a public company listed on National Market NASDAQ, and has been with the company since 1987. He is a graduate of the University of Delaware (B.S. Accounting, 1980) and has been a Certified Public Accountant since 1982. From 1980 through 1983, he was an Auditor with the public accounting firm of Coopers and Lybrand in Philadelphia. From 1984 through 1986, Mr. McAndrew was employed as a Controller for a New Jersey based division of Allied Signal, Inc. As a subsequent event, on March 27, 2000, Mr. McAndrew resigned as Vice President and Treasurer of e*machinery.net, inc. and was appointed Secretary and Chief Financial Officer by the Board of Directors.

STANTON M. PIKUS, Director. On March 27, 2000, Mr. Pikus resigned as Secretary of e*machinery.net, inc. and was appointed as a Director. Mr. Pikus is also the President and Chairman of the Board of Directors of Canterbury Information Technology, Inc., a National Market NASDAQ public company that focuses on information technology and training. Mr. Pikus was a founder of the company. He graduated from the Wharton School of the University of Pennsylvania
(B.S. Economics and Accounting) in 1962. From 1968 through 1981, he had been the President and the majority stock holder of Brown, Bailey and Pikus,
Inc., a mergers and acquisitions consulting firm that completed more than
twenty (20) transactions.   In addition, Mr. Pikus has been retained in the
past by various small to medium sized public companies in the capacity of an independent financial consultant.

FRANK A. CAPPIELLO, Director. Mr. Cappiello was elected Director in February 2000. He is the President of an investment counseling firm of McCollough, Andrews & Cappiello, Inc., that provides management of more than $1 billion of assets. He is Chairman of three no-load mutual funds; Founder and Principal of Closed-End Fund Advisors, Inc.; publisher of Cappiello's Closed-End Fund Digest; author of several books and a regular panelist on "Wall Street Week with Louis Rukeyser." For more than 12 years, Mr. Cappiello was Chief Investment Officer for an insurance holding company with overall responsibility for managing assets of $800 million. Before that, he was the Research Director of a major stock brokerage firm. Mr. Cappiello has been and is a Director of Canterbury Information Technology, Inc. since 1995.
He is a graduate of the University of Notre Dame and Harvard University's Graduate School of Business Administration.

                            EXECUTIVE COMPENSATION

Employment Contracts
--------------------
In January 2000, Arthur A. O'Shea, III, President and Chief Executive Officer entered into a five year employment agreement with e*machinery, inc., and since the acquisition was finalized, the employment agreement is with the Company. The agreement provides for a base salary of $250,000 with a cash bonus opportunity of $200,000 a year based upon the Company exceeding budget by 10% to 50%. In conjunction with this contract, Mr. O'Shea agreed to a covenant not to compete with the Company during his employment and for a five-year period after his employment with the Company has terminated.

Also in January 2000, Stuart B. Matthews, Vice President and Treasurer, entered into a five year employment agreement with e*machinery, inc. and since the acquisition was finalized, the employment agreement is with the Company. The agreement provides for a base salary of $150,000 with a cash bonus opportunity of $100,000 a year based upon the Company exceeding budget by 10% to 50%. In conjunction with this contract, Mr. Matthews agreed to a covenant not to compete with the Company during his employment and for a five-year period after his employment with the Company has terminated.

CASH COMPENSATION

The Company has 4 full-time employees as of September 29, 2000.

COMPENSATION OF DIRECTORS.

At this time, the Company is not compensating Directors. However, in the future, it is at the discretion of the Board of Directors.



           CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company leases its Medford, New Jersey office space under a month to month operating lease from Canterbury Information
Technology, Inc., a company that owns stock in e*machinery.net, inc.

The Officers and Directors have the following relationships and related transactions with the Company.

In August 1999, Louis Kassen received 35,000 shares of restricted common stock (which reflects the 1 for 10 reverse stock split effective February 9, 2000) of Harvard Financial Services Corp. for services rendered as President.

Stanton M. Pikus is the President, Chief Executive Officer and Chairman of the Board of Directors of Canterbury Information Technology, Inc. and Kevin
J. McAndrew is the Executive Vice President, Chief Financial Officer and a Director of Canterbury Information Technology, Inc. Canterbury Information Technology, Inc. is an 11% shareholder in e*machinery.net, inc. and CALC/ Canterbury Corp., a wholly owned subsidiary of Canterbury Information Technology, Inc. has been and will continue to work closely with e*machinery.net, inc. to provide information technology services, and in particular, will oversee the development of e*machinery.net, inc.'s website. Frank Cappiello is a Director of the Company as well as a Director of Canterbury Information Technology, Inc.

In addition, Mr. Pikus, Mr. McAndrew and Mr. Cappiello have purchased significant shares of common stock in e*machinery.net, inc.

On January 28, 2000, as part of a settlement for debt, Canterbury Information Technology, Inc. was issued 154,194 pre-split (15,420 post-split)restricted shares of common stock of the Company as partial payment of services. Also as part of the settlement of debt, Canterbury received $50,000 at closing as well as any and all proceeds received by Harvard Financial Services, Inc. (a wholly owned subsidiary of Harvard Financial Services Corp.) relating to that company's student notes receivable except any proceeds due Harvard from the students of Blake School of Business in New York.

In addition, on April 11, 2000, the Board of Directors of e*machinery.net, inc. issued 278,133 shares of restricted common stock of the Company to Canterbury Information Technology, Inc. for payment of information technology services.

       SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    (A)(B) The following table sets forth certain information with regard to the record and beneficial ownership of the Company's Common Stock on August 31, 2000 by (i)each shareholder owning of record or beneficially 5% or more of the Company's Common Stock (ii) each Director individually, and (iii) all Officers and Directors of the Company as a group. All numbers have been adjusted to reflect the 1 for 10 reverse stock split effective February 9, 2000.

                    Shares Beneficially Owned on     % Owned of
Name                  September  25,  2000         Company's Shares
------------------------------------------------------------------
----
Arthur A. O'Shea, III       5,000,000                 32.90%
Stuart R. Matthews          2,500,000                 16.45%
Stanton M. Pikus (1)        2,204,750                 14.51%
Kevin J. McAndrew             845,000                  5.56%
Frank A. Cappiello            220,602                  1.45%
                            ---------                 ------
All Officers and Directors
as a group (5 in number)   10,770,352                 70.88%
                           ==========                 ======

(1) Included in the 2,204,750 shares beneficially owned by Stanton M. Pikus are 3,000 shares owned by Jean Z. Pikus, his wife, and 10,000 shares owned by Matthew Z. Pikus Trust, Mr. Pikus' son.

                   DESCRIPTION OF SECURITIES
                           Common Stock

     Holders of shares of Common Stock of the Company are entitled to cast one vote for each share held at all shareholders meetings for all purposes, including the election of directors, and to share equally on a per share basis in such dividends as may be declared by the Board of Directors out of funds legally available therefor. Upon liquidation or dissolution, each outstanding share of Common Stock will be entitled to share equally in the assets of the Company legally available for distribution to shareholders after the payment of all debts and other liabilities. Shares of Common Stock are not redeemable, have no conversion rights and carry no preemptive or other rights to subscribe to or purchase additional shares in the event of a subsequent offering. All outstanding shares of Common Stock are, and the shares offered hereby will be when issued, fully paid and non-assessable.

                      Non-Cumulative Voting

    The Common Stock does not have cumulative voting rights which means that the holders of more than fifty percent of the Common Stock voting for election of directors can elect one hundred percent of the directors of the Company if they choose to do so.

                            Dividends

    There are no limitations or restrictions upon the right of the Board of Directors to declare dividends out of any funds legally available therefor. It is not anticipated that any dividends will be paid in the foreseeable future. The Board of Directors may follow a policy of retaining earnings to finance the future growth of the Company. Accordingly, future dividends, if any, will depend upon, among other considerations, the Company's need for working capital and its financial condition at the time.

                     Reports to Shareholders

    We will issue annual reports to our shareholders examined by independent auditors as soon as practicable at the end of each fiscal year. The Company also intends to issue quarterly reports to our shareholders.

                      PLAN OF DISTRIBUTION

      This Prospectus relates to the aggregate resale of 2,430,000 shares of the common stock that may be sold by the Selling
Shareholders.

       The Selling Shareholders and any of their pledgees, assignees, and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. There is no assurance that the Selling Shareholders will sell any or all of the common stock in this offering. The Selling Shareholders may use any one or more of the following methods when selling shares:

      - ordinary brokers transactions, which may include long or short sales;
      - transactions involving cross or block trades on the NASD OTC Bulletin Board;
      - purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own account pursuant to this Prospectus;
      - through market makers or in ways not involving market makers or established trading markets;
      - through transactions in options, swaps or other derivatives;
      -   privately negotiated transactions;
      - through hedging or option transactions or with broker-dealers; or
      -   in a combination of any of the above transactions.
      -   any other lawful method.

The Selling Shareholders may also engage in:

      - Short selling against the box, which is making a short sale when the seller already owns the shares;
      - Buying puts, which is a contract whereby the person buying the contract may sell shares at a specified price by a specified date.
      - Selling calls, which is a contract giving the person buying the contract the right to buy shares at a specified price by a specified date.
      - Selling under Rule 144 under the Securities Act, if available, rather than under this Prospectus.
      - Other transactions in our securities, and the subsequent sale or delivery of shares by the stockholder.
      - Pledging shares to their brokers under the margin provisions of customers agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

      Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders in amounts to be negotiated.

      If any broker-dealer acts as agent for the purchasers of shares, the broker-dealer may received commission from the purchaser in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

      The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be considered to be "underwriters" within the meaning of the Securities Act for such sales. An underwriter is a person who has purchased shares from an issuer with view towards distributing the shares to the public. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be considered to be underwriting commissions or discounts under the Securities Act.

                           SELLING SHAREHOLDERS

     2,430,000 of the shares covered by this Prospectus were acquired from the Company under a Private Placement in April of 2000 for an aggregate purchase price of $972,000 at $.40 per share. The offer and sale by the Company of this common stock to the selling shareholders were made under an exemption from the registration requirements of the Security Act provided in Section 4(2).

     The Company will not receive any proceeds from the resale of the common stock by the Selling Shareholders. The Company agreed to register the Common Stock that was issued to the selling shareholders. Our registration of the Common
Stock does not necessarily mean that the selling shareholders will sell all or any of their shares. None of the selling shareholders has had a material relationship with the Company within the past three years except as a result of the ownership of the shares or other securities of the Company.

     The following table shows:
          (i)  the name of the selling shareholders;
          (ii)  the number of shares of Common Stock
beneficially owned by the selling shareholders;
          (iii) the aggregate number of shares of Common Stock to be resold by each shareholder from time to time under this Prospectus;
          (iv) the percentage owned of Company prior to resale (as of September 15, 2000; and
          (v) the number of shares beneficially owned after the sale of all of the shares offered under this Prospectus.

     This information is based upon information provided by the selling shareholders. The shares are being registered to permit public secondary trading of the shares, and the selling shareholders may offer the shares for resale from time to time.

   RESALE BY SELLING STOCKHOLDERS OF SHARES CURRENTLY OUTSTANDING


Name  of           Shares          Shares to be  Percentage    Shares
Selling          Beneficially     Resold in the  of Company   Beneficially
Shareholder   Owned Before Resale    Offering    Owned Prior   Owned After
                                                  To Resale   the Offering
_________________________________________________________________________

Almond Resources    450,000           450,000         2.96%       0
Fidra  Holdings     450,000           450,000         2.96%       0
Chivas  Holdings    450,000           450,000         2.96%       0
FMS   Distributors  450,000           450,000         2.96%       0
Raffles  Toho       450,000           450,000         2.96%       0
Vivie  Matteos      180,000           180,000         1.19%       0


     As of the date of this Prospectus, we have issued and outstanding 16,070,232 shares of our common stock and no shares of our preferred stock.


     A current Prospectus must be in effect at the time of sale of the common stock to which this Prospectus relates. Any Selling Shareholder or dealer effecting a transaction in the registered securities, whether or not participating in a distribution, is required to deliver a Prospectus. Unless otherwise exempted, the Selling Shareholders and their agents engaged in the resale of the Common Stock may be deemed underwriters under the Securities Act.

                         LEGAL PROCEEDINGS

     There are no legal proceedings.

                           LEGAL MATTERS

     Our legal counsel, Levy & Levy, P.A., has rendered an opinion to the effect that the Common Stock offered for resale pursuant to this Prospectus is duly and validly issued, fully paid and non-assessable. William N. Levy, Esq., a partner in this firm, is a non-affiliate stockholder of e*machinery.net, inc. and a non-affiliate stockholder and option holder of Canterbury Information Technology, Inc.

                               EXPERTS

     The financial statements of e*machinery.net, inc. Form 8-K/A for the period ended from September 29, 1999 to December 31, 1999, have been audited by Baratz & Associates, P.A., independent auditors, as set forth in their report thereon included herein. Such financial statements therein are relied upon and such report given on the authority of such firm as experts in accounting and auditing.

                         INDEMNIFICATION

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such directors, officers or controlling persons in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                        CHANGE IN CONTROL

    On January 28, 2000, a quorum and majority of Shareholders and the Board of Directors voted to acquire 100% of the stock e*machinery, inc. which was ratified by its shareholders at a Shareholders Meeting on March 27, 2000. Pursuant to said agreement, the Company agreed to reverse split its stock on a 1 for 10 basis as of February 9, 2000. Also pursuant to the said agreement, e*machinery, inc. stock was exchanged on a one for one basis for e*machinery.net, inc. common stock.

              CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                   ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

                       FINANCIAL STATEMENTS

      The following comprise our audited financial statements for the period from September 29, 1999 to December 31, 1999 and our unaudited consolidated interim financial statements for the three months ended March 31, 2000 and the six months ended June 30, 2000.

                                C O N T E N T S


                                                                     Page(s)


INDEPENDENT AUDITORS' REPORT                                           29

AUDITED FINANCIAL STATEMENTS
Balance Sheet as of December 31, 1999                                  30
Statement of Operations for the period from September 29, 1999
 (inception) to December 31, 1999                                      31
Statement of Stockholders' Equity                                      32
Statement of Cash Flows                                                33
Notes to Financial Statements                                          34-36

PRO FORMA FINANCIAL STATEMENTS (Unaudited)
Balance Sheet as of December 31, 1999                                  37
Notes to Pro forma Balance Sheet                                       40

UNAUDITED FINANCIAL STATEMENTS
Consolidated Balance Sheets as of June 30, 2000                        42
Consolidated Statement of Income for the three and six month
 periods ended June 30, 2000                                           44
Consolidated Statements of Cash Flows for the six months ended
 June 30, 2000                                                         46
Notes to Financial Statements                                          46-51

Consolidated Balance Sheet as of March 31, 2000                        52
Consolidated Statement of Income for the three month period ended
  March 31, 2000                                                       54
Consolidated Statement of Cash Flow for the three months ended
  March 31, 2000                                                       55
Notes to Financial Statements                                          56-59










                   INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Stockholders of
e*machinery, inc.
1400 Medford Plaza
Medford, N.J.  08055


     We have audited the accompanying balance sheet of e*machinery, inc.
(a development stage company) as of December 31, 1999, and the related statements of operations, stockholders' equity and cash flows for the period from September 29, 1999 (inception) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of e*machinery, inc. (a development stage company) as of December 31, 1999, and the results of its operations and its cash flows for the period from September 29, 1999 (inception) to December 31, 1999 in conformity with generally accepted accounting principles.


                              BARATZ & ASSOCIATES, P.A.

May 2, 2000




                       e*machinery, inc.
                 (A Development Stage Company)
                         BALANCE SHEET
                       DECEMBER 31, 1999


          Assets
          ______
Cash                                                 $ 200,861
                                                     ---------

     Total Current Assets                              200,861
     ____________________

Software development cost                              446,500


Deferred tax asset                                      13,785
                                                     ---------

     Total Assets                                    $ 661,146
     ____________                                    ---------


          Liabilities and
            Stockholders' Equity
           ______________________

Current Liabilities
___________________
Accounts payable                                      $ 521,500
                                                      ---------

Stockholders' Equity
____________________
Common stock, $.0001 par value,
  50,000,000 shares authorized;
  8,800,000 shares issued and
  outstanding at December 31, 1999                          880

Additional paid-in capital                              200,120

Deficit accumulated during the development stage       ( 61,354)
                                                      ---------

    Total Stockholders' Equity                          139,646
    __________________________                        ---------

    Total Liabilities and
          Stockholders' Equity                        $ 661,146
    ____________________________                      =========

The accompanying notes are an integral part of these financial statements.

                       e*machinery, inc.
                 (A Development Stage Company)
                    STATEMENT OF OPERATIONS
PERIOD FROM SEPTEMBER 29, 1999 (INCEPTION) TO DECEMBER 31, 1999




Revenue                                                   $    -

Expenses
--------
Software development                                        75,000
Bank charges                                                   139
                                                          --------
     Total Expenses                                         75,139
     --------------                                       --------


Loss Before Income Taxes/(Benefit)                         (75,139)
----------------------------------


Income Taxes/(Benefit)                                     (13,785)
---------------------                                     --------


Net Loss                                                  $(61,354)
-------                                                   ========


Net Loss Per Common Share                                 $(  .007)
                                                          ========

Weighted Common Shares Outstanding                       8,648,936
                                                         =========

Pro Forma Net Loss Per Common Share   (see note 5)        $(  .007)
                                                          ========



The accompanying notes are an integral part of these financial statements.


                       e*machinery, inc.
                 (A Development Stage Company)
               STATEMENT OF STOCKHOLDERS' EQUITY
 PERIOD FROM SEPTEMBER 29,1999 (INCEPTION) TO DECEMBER 31, 1999




                                               Additional
                               Common Stock    Paid-In
                         Shares     Amount     Capital   Deficit   Total
                         ------     ------     -------   -------   -----


Stock issued for cash:

Stock issued to founders
     at inception         8,600,000   $ 860     $   140            $ 1,000


Stock issued in private placement
     at December 9, 1999    200,000      20     199,980            200,000



Net Loss for the period                                  (61,354)  (61,354)
                          ---------   -----   --------- --------   -------





Balance,
  December 31, 1999       8,800,000    $ 880  $ 200,120 $(61,354) $ 139,646
                          =========    =====  =========  ========  ========


The accompanying notes are an integral part of these financial statements.

                       e*machinery, inc.
                 (A Development Stage Company)
                    STATEMENT OF CASH FLOWS
PERIOD FROM SEPTEMBER 29, 1999 (INCEPTION) TO DECEMBER 31, 1999






Cash Flows From Operating Activities
------------------------------------
Net loss for the period                      $( 61,354)

Changes In Operating Assets And Liabilities:

Increase in deferred tax asset                ( 13,785)
Increase in accounts payable                    75,000
                                             ---------

Net Cash Used In Operating Activities          (   139)
-------------------------------------
Cash Flows Provided By Financing Activities
-------------------------------------------
Proceeds from issuance of stock                201,000
                                             ---------

Net Increase In Cash                           200,861
--------------------

Cash, Beginning                                 -
---------------                              ---------

Cash, Ending                                 $ 200,861
------------                                 =========



The accompanying notes are an integral part of these financial statements.

                       e*machinery, inc.
                 (A Development Stage Company)
                 NOTES TO FINANCIAL STATEMENTS
PERIOD FROM SEPTEMBER 29, 1999 (INCEPTION) TO DECEMBER 31, 1999


1.   Summary of Significant Accounting Policies
     ------------------------------------------
     Nature of Operations

     The company is in the process of developing an internet based distribution business for heavy machinery used primarily in the construction and mining industries. Software development of a web site began in 1999 and is ongoing. The intention is to develop an internet portal which will provide interplay between major manufacturers, distributors, and providers of supportive goods and services to the heavy machinery industry. Anticipated sources of revenue include fees related to access to the information maintained on the web site along with sales to be generated from distribution of heavy machinery.


     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

     Software Development

     The company accounts for software development costs related to development of its web site in accordance with AICPA Statement of Position (SOP) 98-1 which provides guidance on accounting for the costs of computer software developed or obtained for internal use. SOP 98-1 requires computer software costs incurred in the preliminary project stage to be expensed. The preliminary project stage relates to the planning of the project through the formulation, evaluation, and final selection of alternatives. SOP 98-1 requires capitalization of costs incurred during the application development phase when the preliminary project stage is completed, management commits to funding the project, and it is probable that the project will be completed and the software will be used for the function intended. The application development stage relates to the design, coding, installation, and testing of the software. The company incurred an expense of $ 75,000 during the preliminary project stage and capitalized costs of $ 446,500 related to application development during the period from September 29, 1999 (inception) to December 31, 1999.


     Income Taxes

     The Company accounts for income taxes under the provisions of SFAS No.
109, Accounting For Income Taxes, which requires an asset and liability approach for financial accounting and reporting of income taxes. Under this approach, deferred income taxes are recognized for the estimated taxes ultimately payable or recoverable based on enacted tax law. Changes in enacted tax law will be reflected in the tax provision as they occur.

     Net Loss Per Common Share

     The net loss per common share computation has been made in accordance with Statement of Financial Accounting Standards No. 128. Net loss per common share is computed using the weighted average number of common shares outstanding during the period. Diluted net loss per common share is not presented because the dilutive effect would be to reduce net loss per common share.


2.   Income Taxes/(Benefit)
     ----------------------
     No income tax expense was incurred during the period from September 29, 1999 (inception) to December 31, 1999. An income tax benefit of $ 13,785 was recognized for the period from a deferred tax asset described below.

     Deferred income taxes reflect the net tax effects of (a) temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) net operating loss carryforwards.

     The only temporary difference relates to the higher carrying amount for tax purposes of $ 521,639 for capitalized software development cost compared to $446,500 reported on the balance sheet which results in a temporary difference of $ 75,139. This resulted in a deferred tax asset of $ 13,785.

     The company did not have a net operating loss carryforward at December 31, 1999.

3.   Supplemental Cash Flow Information
     ----------------------------------
     Capitalized software development costs of $ 446,500 are included in accounts payable at December 31, 1999 representing the only noncash investing and financing transaction during the period.

     No cash payments were made during the period for interest or taxes.


4.   Subsequent Events
     -----------------
     At March 27, 2000, the Company was acquired by e*machinery.net, inc. (renamed at February 2000; formerly Harvard Financial Services Corporation) through an exchange of stock at a 1 for 1 ratio whereas e*machinery.net, inc. issued stock to the shareholders of e*machinery, inc. in exchange for stock representing 100% of the outstanding shares of e*machinery, inc. e*machinery.net, inc. is currently traded on the Nasdaq Over-The-Counter Bulletin Board under the stock symbol "EMAC". Pursuant to the acquisition agreement, the directors and officers of e*machinery.net, inc. resigned in favor of the directors and officers of e*machinery, inc.

     Immediately after the transaction, the stock ownership of e*machinery.net, inc. is as follows:

                                                          Shares   Percent
                                                          ------   -------

          Original Shareholders                         1,200,000      9
          (including public owners)
          Former shareholders of e*machinery, inc.     11,935,000     91
                                                       ----------  -----
          Total                                        13,135,000    100
                                                       ==========  =====

     Because the former owners of e*machinery, inc. acquire control of e*machinery.net, inc., the transaction would normally be considered a "reverse acquisition" by e*machinery, inc. for accounting purposes. However, e*machinery.net, inc. did not have any ongoing business operations at the date of the transaction. Since e*machinery.net, inc. had no business, the transaction is not being treated as a business combination. Instead, the transaction is treated for accounting purposes as a recapitalization of e*machinery, inc. and an issuance of stock by e*machinery, inc. (represented by the outstanding shares of e*machinery.net, inc.) for the assets and liabilities of e*machinery.net, inc.

     Accounts payable of $521,500 due to Canterbury Information Technology, Inc. was paid through the issuance of 278,333 shares of e*machinery.net, inc. stock at March 27, 2000. Prior to March 27, 2000, Canterbury Information Technology, Inc. was not a related party to e*machinery, inc.


5.   Pro Forma Net Loss Per Common Share
     ---------------------------------
     Pro forma net loss per common share is presented to give effect to the March 27, 2000 acquisition of the company by e*machinery.net, inc., as set forth in note 4, as if such transaction had occurred at December 31, 1999.
Had such transaction occurred at December 31, 1999, another 1,180,000 shares of common stock would have been issued at December 31, 1999 represented by the outstanding shares of e*machinery.net, inc. as described in note 4. This would have resulted in a small increase in weighted common shares outstanding from 8,648,936 (actual) to 8,661,489 on a pro forma basis. This small increase in weighted common shares outstanding would have resulted in a fractional reduction to net loss per common share. Therefore, net loss per common share (actual) and pro forma net loss per common share are both stated as $.007 for the period from September 29, 1999 (inception) to December 31, 1999.

          B.  Pro forma Financial Statements

                      e*machinery.net, inc.
        (Formerly Harvard Financial Services Corporation)
                  (A Development Stage Company)
                     PRO FORMA BALANCE SHEET           (UNAUDITED)
                        DECEMBER 31, 1999

The Company's pro forma balance sheet gives effect to the March 27, 2000 acquisition of e*machinery, inc., as set forth in note (1), as if such transaction had occurred at December 31, 1999. Because the former owners of e*machinery, inc. acquire control of e*machinery.net, inc., the transaction normally would be considered a "reverse acquisition" by e*machinery, inc. for accounting purposes. However, e*machinery.net, inc. did not have any ongoing business operations at March 27, 2000 or at any date in 1999. Therefore, the transaction is not being treated as a business combination. Instead, the transaction is treated for accounting purposes as a recapitalization of e*machinery, inc. and an issuance of stock by e*machinery, inc. for the net liabilities of e*machinery.net, inc.

The historical financial statements prior to March 27, 2000 are those of e*machinery, inc. A pro forma statement of operations is not presented because there would be no pro forma adjustment to the audited statement of operations of e*machinery, inc. for the period from September 29, 1999 (inception) to December 31, 1999. The pro forma balance sheet and accompanying notes 1 and 2 should be read in conjunction with a reading of the audited financial statements of e*machinery, inc. as of December 31, 1999. All pro forma adjustment note references pertain to note 2.

                                Historical                   Pro Forma
               e*machinery.net, inc.    e*machinery, inc.   Adjustments    Pro Forma
                  (registrant)
               --------------------     ----------------    -----------    ---------
     Assets
     ------
Cash                 $   4,362          $ 200,861           $(4,362)(b)    $ 200,861

Receivables             11,466              -               (11,466)(b)        -

Prepaid expense            500              -                  (500)(b)        -

Software development       -              446,500               -            446,500

Property and equipment   6,959              -                (6,959)(b)        -

Deferred tax asset         -               13,785               -             13,785
                     ---------          ---------           --------       ---------
Total Assets         $  23,287          $ 661,146           $(23,287)      $ 661,146
------------         =========          =========          =========       =========

                           e*machinery.net, inc.
            (Formerly Harvard Financial Services Corporation)
                     (A Development Stage Company)
                        PRO FORMA BALANCE SHEET (UNAUDITED)
                          DECEMBER 31, 1999


                               Historical                    Pro Forma
               e*machinery.net, inc.    e*machinery, inc.    Adjustments     Pro Forma             (registrant)
               --------------------     ----------------    -----------      ------

     Liabilities and
     Stockholders' Equity/(Deficit)
     -------------------------------

Liabilities
-----------
Accounts payable and
   Accrued liabilities  $ 148,952        $ 521,500            $(148,952)(a,b)   $ 521,500

Unearned discounts          1,147             -                  (1,147)(b)         -

Stockholder loans         273,000             -                (123,000)(a)       150,000

Due to related party      121,840             -               (  71,840)(b)        50,000
                        ---------        ---------           ----------         ---------
Total Liabilities         544,939          521,500             (344,939)          721,500
                        ---------        ---------           ----------         ---------


Stockholders' Equity/(Deficit)
-----------------------------
Common stock                  116              880                   2                998

Additional paid-in
  capital                 465,756          200,120            (665,874)                 2

Accumulated Deficit      (987,524)        ( 61,354)            987,524           ( 61,354)
                        ---------        ---------          ----------           ---------
Total Stockholders'
  Equity/(Deficit)       (521,652)         139,646             321,652 (c)       ( 60,354)
-----------------       ---------        ---------          ----------           --------


Total Liabilities and
Stockholders' Equity/   $  23,287        $ 661,146           $(23,287)           $661,146
(Deficit)               =========        =========          =========            ========
---------------------


                      e*machinery.net, inc.
        (Formerly Harvard Financial Services Corporation)
                  (A Development Stage Company)
           NOTES TO PRO FORMA BALANCE SHEET (UNAUDITED)
                        DECEMBER 31, 1999


1.   Acquisition of e*machinery, inc.
     -------------------------------
     At March 27, 2000, the Company (renamed e.machinery.net, inc. at February 2000; formerly Harvard Financial Services Corporation) acquired e*machinery, inc. through an exchange of stock at a 1 for 1 ratio whereas e*machinery.net, inc. issued stock to the shareholders of e*machinery, inc. in exchange for stock representing 100% of the outstanding shares of e*machinery, inc. e*machinery.net, inc. is currently traded on the Nasdaq Over-The-Counter Bulletin Board under the stock symbol "EMAC". Pursuant to the acquisition agreement, the directors and officers of e*machinery.net, inc. resigned in favor of the directors and officers of e*machinery, inc.

     Immediately after the transaction, the stock ownership of e*machinery.net, inc. is as follows:

                                                         Shares      Percent
                                                         ------      -------

          Original Shareholders                          1,200,000         9
          (including public owners)

          Former shareholders of e*machinery, inc.      11,935,000        91
                                                        ----------     -----
          Total                                         13,135,000       100
                                                        ==========     =====

     Because the former owners of e*machinery, inc. acquire control of e*machinery.net, inc., the transaction would normally be considered a "reverse acquisition" by e*machinery, inc. for accounting purposes. However, e*machinery.net, inc. did not have any ongoing business operations at the date of the transaction. Since e*machinery.net, inc. had no business, the transaction is not being treated as a business combination. Instead, the transaction is treated for accounting purposes as a recapitalization of e*machinery, inc. and an issuance of stock by e*machinery, inc. (represented by the outstanding shares of e*machinery.net, inc.) for the assets and liabilities of e*machinery.net, inc. e*machinery.net, inc. had liabilities of $200,000 with no assets based upon historical book value at March 27, 2000.


2.)  Pro Forma Adjustments
     ---------------------
     Subsequent to the period ended December 31, 1999 and prior to March 27, 2000, e*machinery.net, inc. entered into the following agreements which result in pro forma adjustments to the balance sheet at December 31, 1999.

     a.) An agreement with stockholders who were also creditors to accept an aggregate payment of $150,000 in full satisfaction of loans payable of $273,000 and accrued interest of $141,457.

     b.) An agreement with Canterbury Information Technology, Inc. to accept $50,000 along with 15,419 shares of the company's post-split common stock and assignment of remaining cash, accounts receivable, prepaid expense, property & equipment, accounts payable, accrued liabilities, and unearned discounts at their recorded values in full satisfaction of liabilities due to Canterbury in the amount of $121,840.

Both of the aforementioned agreements related to debt cancellation were prerequisites to the March 27, 2000 acquisition agreement. The $200,000 of aggregate liabilities that remained pursuant to the aforementioned agreements were paid at March 29, 2000. Pursuant to the aforementioned agreements, e*machinery.net, inc. had no assets immediately prior to the acquisition transaction at March 27, 2000. The pro forma balance sheet reflects adjustments related to the two aforementioned agreements because these agreements were prerequisite to the March 27, 2000 acquisition of e*machinery, inc.

     c.) The accounting treatment of the acquisition of e*machinery, inc. at March 27, 2000 is a recapitalization of e*machinery, inc. and an issuance of stock for the $200,000 of net liabilities of e*machinery.net, inc. as explained in note 1. The historical financial statements are those of e*machinery, inc. This results in a pro forma adjustment to reduce stockholders' equity recorded by e*machinery, inc. by $200,000 to record the issuance of stock for liabilities.

The net effect of these pro forma adjustments is to reduce the amount of assets of e*machinery.net, inc. to $0 and the amount of liabilities to $200,000 pursuant to the aforementioned debt cancellation agreements and to present a pro forma balance sheet which reflects the acquisition transaction for accounting purposes as a recapitalization of e*machinery, inc. and an issuance of stock by e*machinery, inc. for $200,000 of net liabilities of e*machinery.net, inc. as if the transactions occurred at December 31, 1999.

                          E*MACHINERY.NET, INC.

                       CONSOLIDATED BALANCE SHEETS
                    _________________________________


ASSETS
______
                                     June 30,
                                      2000        December 31,
                                   (Unaudited)        1999
                                   ___________    ___________

Current Assets

Cash                               $   516,567    $  200,861

Inventory at cost                      719,500         -

Employee advances                      124,658         -
                                   ___________    __________

      Total current assets          $1,360,725    $  200,861

Developed software                     490,373       446,500

Deferred income taxes                   86,985        13,785

Property and equipment, net             16,843         -

Other assets                             4,814         -
                                     _________    __________

      Total assets                  $1,959,740    $  661,146
                                    ==========    ==========




                         See Accompanying Notes


                         E*MACHINERY.NET, INC.
                      CONSOLIDATED BALANCE SHEETS



LIABILITIES AND STOCKHOLDERS' EQUITY
-------------------------------------
                                     June 30,
                                       2000       December 31,
                                   (Unaudited)       1999
                                   ___________    ____________

Liabilities:

Accounts payable                   $    72,990    $ 521,500
Accrued liabilities                     65,180         -
                                   ___________    _________


     Total Liabilities                 138,170      521,500


Stockholders' Equity:

Common stock, $.0001 par value,
  50,000,000 shares authorized;
  issued and outstanding
  16,070,632 and 8,800,000,
  respectively                           1,607          880
Notes receivable for capital stock  (2,437,500)        -
Additional paid-in capital           5,607,817      200,120
Accumulated deficit                 (1,350,354)     (61,354)
                                    ___________    _________
     Total Stockholders' Equity      1,821,570      139,646
                                    ___________    _________
     Total Liabilities and
       Stockholders' Equity         $1,959,740     $661,146
                                    ===========    =========





                         See Accompanying Notes


                         E*MACHINERY.NET, INC.
                   CONSOLIDATED STATEMENT OF INCOME

The following Consolidated Statement of Income for the three-month and six-month periods ended June 30, 2000, is unaudited, but the Company believes that all adjustments (which consist only of normal recurring accruals) necessary for a fair presentation of the results of operations for the respective period have been included. Quarterly results of operations are not necessarily indicative of results for the full year. There is no comparison to previous year due to the fact that operations commenced in fiscal 2000.

                         Three-Months Ended  Six-Months Ended
                           June 30, 2000      June 30, 2000
                           -------------     ----------------
                            (Unaudited)        (Unaudited)

Revenues                     $     -             $     -

Cost of sales                      -                   -
                             ----------          ----------
    Gross profit                   -                   -

Expenses
  Selling                            260               -
  General and administrative   1,332,869           1,384,305
                               ---------           ---------
     Total expenses            1,333,129           1,384,565

Other income/(expense)
  Interest income                 17,985              22,365
  Other                             (410)               -
                               ---------           ---------
     Total other income           17,575              22,365


Loss before income taxes      (1,315,554)         (1,362,200)

Income taxes (benefit)           (65,000)            (73,200)
                               ---------           ---------

Net loss                     $(1,250,554)        $(1,289,000)
                              ==========          ==========
Basic net loss per common
  share                      $     (.091)        $     (.111)
                              ==========          ==========
Weighted average:
     Average common shares
     outstanding(Basic)       13,700,700          11,577,200
                              ==========          ==========
                       See Accompanying Notes


                           E*MACHINERY.NET, INC.
                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE SIX-MONTHS ENDED JUNE 30, 2000


                                                     June 30,
                                                      2000
                                                    ---------
Cash flows from operating activities
  Net loss                                        $(1,289,000)
  Adjustments to reconcile net loss to
    net cash used in operating activities
  Stock issued for services and compensation        1,646,500

Changes in operating assets and liabilities
     Increase in employee advances                   (124,658)
     Increase in inventory                           (719,500)
     Increase in deferred income taxes                (73,200)
     Increase in other assets                          (4,814)
     Decrease in accounts payable and
       accrued liabilities                           (383,330)
                                                    ---------
  Net cash used in operating activities              (948,002)

Investing activities
     Capital expenditures                             (60,716)
                                                    ---------
    Net cash used in investing activities             (60,716)

Cash flows provided by financing activities
    Proceeds from issuance of common stock, net     1,324,424
                                                    ---------
    Net cash provided by financing activities       1,324,424


Net increase in cash                                  315,706

Cash, beginning                                       200,861
                                                    ---------
Cash, ending                                       $  516,567
                                                    =========




                        See Accompanying Notes



                        e*machinery.net, inc.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. Summary of Significant Accounting Policies

     Nature of Operations
     --------------------
     Subsequent to the year ended December 31, 1999, Harvard Financial Services Corp. amended its Certificate of Incorporation to change its name to e*machinery.net, inc. (The "Company"). The Company was formerly in the business of purchasing installment loans from vocational schools and higher educational institutions. During 1999, the Company ceased all operations in the area of installment loan purchasing due to the inability to obtain new financing. The Company was not actively involved in any business operations during 1999, except for the collection of existing loans receivable.

     On March 27, 2000, the Company acquired e*machinery, inc. through an exchange of stock at a 1 for 10 ratio whereas e*machinery.net, inc. issued stock to the shareholders of e*machinery, inc. in exchange for shares representing 100% of the outstanding shares of e*machinery, inc. e*machinery.net, inc. is currently traded on the Over-The-Counter Bulletin Board under the stock symbol "EMAC". Pursuant to the transaction, the directors and officers of e*machinery.net, inc. resigned in favor of the directors and officers of e*machinery, inc.

Immediately after the transaction, the stock ownership of e*machinery.net, inc. was as follows:

                                     Shares            Percent
Original Shareholders
    (including public owners)        1,200,000           9%
Former shareholders of
   e*machinery, inc.                11,935,000          91%
                                    ----------         ----
Total                               13,135,000         100%
                                    ==========         ====

     Because the former owners of the stock of e*machinery, inc. maintain control of e*machinery.net, inc., the transaction would normally be considered a purchase by e*machinery, inc. for accounting purposes. However, e*machinery.net, inc. did not have any ongoing business operations at the date of the transaction. Since e*machinery.net, inc. had no business, the transaction is not being treated as a business combination. Instead, the transaction is being treated for accounting purposes as a recapitalization of e*machinery, inc. and as an issuance of stock by e*machinery, inc. (represented by the outstanding shares of e*machinery.net, inc.) for the assets and liabilities of e*machinery, inc. e*machinery.net, inc. had liabilities of $200,000 with no assets based upon historical book value at March 27, 2000. The recording of the liabilities resulted in a charge to additional paid in capital.



     The future business plan is focused on the continued development of an internet based portal specializing in business to business e-commerce in the construction and mining industries, as well as the purchase, rebuild and sale of Caterpillar(R) used construction and mining machinery through Caterpillar(R) dealers and end users around the world.

     The Company is in the process of developing an internet based distribution business for heavy machinery used primarily in the construction and mining industries. Software development of a web site began in 1999 and is ongoing. The intention is to develop a vertically integrated portal which will provide interplay between buyers and sellers of used Caterpillar(R) machinery, major manufacturers, distributors, and providers of supportive goods and services to the heavy machinery industry. Anticipated sources of revenue include fees related to access to the information maintained on the web site along with revenues related to distribution of heavy machinery.

     U.S. Machinery Corp. (USMC) is a wholly owned subsidiary of e*machinery, inc. that is focused on the rebuilding and marketing of construction and mining machinery. Utilizing relationships with Caterpillar dealers, USMC offers like new machinery with a warranty at a fraction of the cost of new. This is a tremendous advantage for contractors and mining companies. They can upgrade their fleets at a lower cost without the risk of buying used machines without a warranty.

     U.S. Machinery Corp. has contracted with Darr Equipment Company to rebuild the cores or preowned machines purchased by USMC and then USMC would then sell the rebuilt machines at target average sales prices ranging from $500,000 to $700,000 per machine. USMC also intends to purchase and sell machines that do not have to be rebuilt, but merely cleaned and serviced. USMC has successfully acquired and sold one D10R crawler tractor. In addition, USMC has acquired at least four other machines which are presently being rebuilt and refurbished by Darr Equipment Company. Darr Equipment Company is one of the largest Caterpillar(R) dealers in the world.

     Principles of Consolidation
     ---------------------------
     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany accounts and transactions are eliminated in consolidation.

     Use of Estimates
     ----------------
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.



     Software Development
     --------------------
     The Company accounts for software development costs related to development of the web site in accordance with AICPA Statement of Position (SOP) 98-1 which provides guidance on accounting for the costs of computer software developed or obtained for internal use. SOP 98-1 requires computer software costs which are incurred in the preliminary project stage to be expensed as incurred. The preliminary project stage relates to the planning of the project through the formulation, evaluation, and final selection of alternatives. SOP 98-1 requires capitalization of costs incurred during the application development phase when the preliminary project stage is completed, management commits to funding the project, and it is probable that the project will be completed and the software will be used for the function intended. The application development stage relates to the design, coding, installation, and testing of the software. The Company incurred an expense of $75,000 during the preliminary project stage (fiscal
1999) and capitalized costs of $490,373 related to application development through the end of the second quarter of Fiscal 2000.

     Property and Equipment
     ----------------------
     Property and equipment are recorded at cost less accumulated depreciation. Depreciation is computed by the straight line method over the estimated useful lives of the respective assets. Expenditures for maintenance and repairs are charged against income as incurred. When assets are sold or retired, the cost and accumulated depreciation are removed from the accounts and any gain or loss is included in income.

     Property and equipment consisted of the following at June 30:

                                               2000
                                               ----
          Equipment                          $13,843

          Furniture                            3,000
                                             -------
          Less accumulated depreciation           -
                                             -------
          Net property and equipment         $16,843
                                             =======

     Income Taxes
     ------------
     The Company accounts for income taxes under the provisions of SFAS No 109, Accounting For Income Taxes, which requires an asset and liability approach for financial accounting and reporting of income taxes. Under this approach, deferred income taxes are recognized for the estimated taxes ultimately payable or recoverable based on enacted tax law. Changes in enacted tax law will be reflected in the tax provision as they occur.



     Earnings Per Share
     ------------------
     The earnings per share computation have been made in accordance with Statement of Financial Accounting Standards No.
128. Basic earnings (loss) per common share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per common share is computed using the combination of dilutive common share equivalents and the weighted average number of common shares outstanding during the period.

2. Income Taxes/(Benefit)

     No income tax expense was incurred during the quarter ended
June 30, 2000. An income tax benefit of $65,000 was recognized for the period from a deferred tax asset described below.

     Deferred income taxes reflect the net tax effects of (a) temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) net operating loss carryforwards.

     The Company did not have a net operating loss carryforward at June 30, 2000.

3. Related Party Transactions

     The Company contracted with Canterbury Information Technology, Inc. ("CITI") to obtain software development services for its web site. Total costs incurred to date amounted to $565,373 which included capitalized costs of $490,373 and an expense of $75,000 (fiscal 1999) as described in Footnote 1. Certain stockholders, officers, and directors of CITI own substantial number of shares of the Company. During the quarter, the Company issued 278,133 shares of its common stock as payment for these services.

4. Supplemental Cash Flow Information

     Capitalized software development costs of $29,588 are included in accounts payable at June 30, 2000. Also during the quarter, the Company issued 278,133 shares of its common stock in satisfaction of a $521,500 payable to CITI related to development of its web site.

     No cash payments were made during the period for interest or taxes.

5. Equity Transactions

     During fiscal 2000, CITI also assisted in raising capital as part of the initial seed capital for the Company. For these services, 250,000 shares of e*machinery.net, inc. restricted common stock were issued to Canterbury Information Technology, Inc. during the second quarter. The net value of these shares was charged against shareholder's equity.



     In June, 2000 the Board of Directors voted to allow officers, directors, certain advisors and individuals valuable to e*machinery.net, inc. the opportunity to increase their equity positions in the Company, as an incentive to continue and increase their efforts on behalf of the Company. A total of 2,375,000 shares of restricted common stock were purchased with an interest bearing, non-recourse note to the Company. The notes and accrued interest are collateralized by the shares being issued. Each recipient also has granted a 15-day right of first refusal, in any sales of these shares. 1,500,000 of these shares were sold to certain officers at a price of $.75 per share, which represents a 50% discount from the current price. Interest on these notes accrue at the Prime rate. Based on the discounted sale of these shares, a non-cash charge to expense of $1,125,000 was made during the second quarter. The remaining 875,000 shares were sold at market and the notes for these purchases accrue interest at 6.6% per annum. No charge to expense was made on these 875,000 shares.

Item 2.  Management Discussion of Financial Condition and Results
_________________________________________________________________
of Operations
_____________

     Liquidity and Capital Resources

     Working capital at June 30, 2000 was $1,223,000. This was an increase of $1,544,000 over December 31, 1999. The Company finalized its seed capital funding by raising an additional
$1,324,000 in fiscal 2000.

     The Company's wholly owned subsidiary, U.S. Machinery Corp. also began operations during March, 2000 and as of June 30, 2000 had purchased over $700,000 of Caterpillar used heavy equipment. It is anticipated that these cores would be refurbished and would be sold during the third quarter of this year. The first sale occurred in early August, 2000.

     The Company is also in the process of searching for a revolving line of credit against its inventory. This would allow for more rapid expansion of the business, and would free up additional operating capital to allow for increased hiring of sales and support personnel.

     Results of Operations

     Revenues
     ________

     There were no revenues recorded during the first six months of fiscal 2000. The first sale of equipment occurred in August, 2000. It is anticipated that several more machines will be sold during this quarter.


     Costs and Expenses
     __________________

     Costs and expenses for the quarter ended June 30, 2000 increased significantly over the first quarter of fiscal 2000. The primary reason was a charge of $1,125,000 for the sale of stock to certain officers at a discount against market. The other reason for the increase was that salaries to employees were paid for the full three months of the quarter. In the first quarter, the salaries began to be paid in March, 2000.


                     E*MACHINERY.NET, INC.
                  CONSOLIDATED BALANCE SHEETS
              ___________________________________

ASSETS
_______
                                     March 31,
                                      2000        December 31,
                                   (Unaudited)       1999
                                   ___________    ___________
Current Assets

Cash                              $1,489,917       $   200,861

Prepaid expenses and other assets     57,143             -
                                  __________        __________
     Total current assets         $1,547,060        $  200,861

Developed software                   476,088           446,500

Deferred income taxes                 21,985            13,785

Property and equipment, net            9,199             -
                                   _________        __________

     Total assets                 $2,054,332        $  661,146
                                  ==========        ==========






                      See Accompanying Notes



                      E*MACHINERY.NET, INC.
                   CONSOLIDATED BALANCE SHEETS



LIABILITIES AND STOCKHOLDERS' EQUITY
- ------------------------------------
                                   March 31,
                                    2000          December 31,
                                  (Unaudited)         1999
                                   _________      ____________

Liabilities:

Accounts payable                   $  29,588      $ 521,500
Accrued liabilities                   67,119          -
                                   ---------      ---------

     Total Liabilities                96,707        521,500


Stockholders' Equity:

Common stock, $.0001 par value,
  50,000,000 shares authorized;
  issued and outstanding
  13,413,133 and 8,800,000,
  respectively                        1,341             880

Additional paid-in capital        2,056,084         200,120
Accumulated deficit                 (99,800)        (61,354)
                                 ----------        --------
     Total Stockholders' Equity   1,957,625         139,646
                                 ----------        --------
     Total Liabilities and
       Stockholders' Equity      $2,054,332        $661,146
                                 ==========        ========









                      See Accompanying Notes


                      E*MACHINERY.NET, INC.
                 CONSOLIDATED STATEMENT OF INCOME

The following Consolidated Statement of Income for the three-month period ended March 31, 2000, is unaudited, but the Company believes that all adjustments (which consist only of normal recurring accruals) necessary for a fair presentation of the results of operations for the respective period have been included. Quarterly results of operations are not necessarily indicative of results for the full year.
                                   Three-Months Ended
                                     March 31, 2000
                                      (Unaudited)
                                    -----------------
Revenues                                $      -

Cost of sales                                  -
                                        ----------
  Gross profit                                 -

Expenses
  Selling                                      -
  General and administrative                51,436
                                        ----------
     Total expenses                         51,436

Other income/(expense)
  Interest income                            4,380
  Other                                        410
                                        ----------
     Total other income                      4,790


Loss before income taxes                   (46,646)
Income taxes (benefit)                      (8,200)
                                        ----------
Net loss                               $   (38,446)
                                        ==========
Basic net loss per common share        $     (.004)
                                        ==========
Weighted average:
     Average common shares outstanding
     (Basic)                             9,436,300
                                        ==========



                      See Accompanying Notes

                      E*MACHINERY.NET, INC.
              CONSOLIDATED STATEMENTS OF CASH FLOWS
            FOR THE THREE-MONTHS ENDED MARCH 31, 2000


                                                  March 31,
                                                    2000
                                                  --------
Cash flows from operating activities
  Net loss                                        $(38,446)
  Adjustments to reconcile net loss to
    net cash used in operating activities

Changes in operating assets and liabilities
      Increase in prepaid expenses                 (57,143)
      Increase in deferred income taxes             (8,200)
      Increase in accounts payable and
        accrued liabilities                         96,707
                                                  --------
  Net cash used in operating activities             (7,082)
                                                  --------
Investing activities
      Capital expenditures                         (38,787)
                                                  --------
    Net cash used in investing activities          (38,787)

Cash flows provided by financing activities
    Proceeds from issuance of common stock, net  1,334,925
                                                ----------
    Net cash provided by financing
      activities                                 1,334,925


Net increase in cash                             1,289,056

Cash, beginning                                    200,861
                                                 ---------
Cash, ending                                  $  1,489,917
                                               ===========




                      See Accompanying Notes


                      e*machinery.net, inc.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. Summary of Significant Accounting Policies

     Nature of Operations
     --------------------
     Subsequent to the year ended December 31, 1999, Harvard Financial Services Corp. amended its Certificate of Incorporation to change its name to e*machinery.net, inc. (The "Company"). The Company was formerly in the business of purchasing installment loans from vocational schools and higher educational institutions. During 1999, the Company ceased all operations in the area of installment loan purchasing due to the inability to obtain new financing. The Company was not actively involved in any business operations during 1999, except for the collection of existing loans receivable.

     On March 27, 2000, the Company acquired e*machinery, inc. through an exchange of stock at a 1 for 1 ratio whereas e*machinery.net, inc. issued stock to the shareholders of e*machinery, inc. in exchange for shares representing 100% of the outstanding shares of e*machinery, inc. e*machinery.net, inc. is currently traded on the Nasdaq Over-The-Counter Bulletin Board under the stock symbol "EMAC". Pursuant to the transaction, the directors and officers of e*machinery.net, inc. resigned in favor of the directors and officers of e*machinery, inc.

     Immediately after the transaction, the stock ownership of e*machinery.net, inc. was as follows:

                                   Shares         Percent
Original Shareholders
    (including public owners)      1,200,000       9%
Former shareholders of
   e*machinery, inc.              11,935,000      91%
                                  ----------     ----
Total                             13,135,000     100%
                                  ==========     ====

     Because the former owners of the stock of e*machinery, inc. maintain control of e*machinery.net, inc., the transaction would normally be considered a purchase by e*machinery, inc. for accounting purposes. However, e*machinery.net, inc. did not have any ongoing business operations at the date of the transaction.
Since e*machinery.net, inc. had no business, the transaction is not being treated as a business combination. Instead, the transaction is being treated for accounting purposes as a recapitalization of e*machinery, inc. and as an issuance of stock by e*machinery, inc. (represented by the outstanding shares of e*machinery.net, inc.)
for the assets and liabilities of e*machinery, inc.
e*machinery.net, inc. had liabilities of $200,000 with no assets based upon historical book value at March 27, 2000. The recording of the liabilities resulted in a charge to additional paid in capital.

     The future business plan is focused on the continued development of an Internet based portal specializing in business to business e-commerce in the construction and mining industries, as well as the sales and distribution of heavy machinery.

     The Company is in the process of developing an Internet based distribution business for heavy machinery used primarily in the construction and mining industries. Software development of a web site began in 1999 and is ongoing. The intention is to develop a vertically integrated portal which will provide interplay between major manufacturers, distributors, and providers of supportive goods and services to the heavy machinery industry. Anticipated sources of revenue include fees related to access to the information maintained on the web site along with revenues related to distribution of heavy machinery.

     Principles of Consolidation
     ---------------------------
     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany accounts and transactions are eliminated in consolidation.

     Use of Estimates
     ----------------
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

     Software Development
     --------------------
     The Company accounts for software development costs related to development of the web site in accordance with AICPA Statement of Position (SOP) 98-1 which provides guidance on accounting for the costs of computer software developed or obtained for internal use. SOP 98-1 requires computer software costs which are incurred in the preliminary project stage to be expensed as incurred. The preliminary project stage relates to the planning of the project through the formulation, evaluation, and final selection of alternatives. SOP 98-1 requires capitalization of costs incurred during the application development phase when the preliminary project stage is completed, management commits to funding the project, and it is probable that the project will be completed and the software will be used for the function intended. The application development stage relates to the design, coding, installation, and testing of the software. The Company incurred an expense of $75,000 during the preliminary project stage (fiscal
1999) and capitalized costs of $476,088 related to application development through the end of the first quarter of Fiscal 2000.

     Property and Equipment
     ----------------------
     Property and equipment are recorded at cost less accumulated depreciation. Depreciation is computed by the straight line method over the estimated useful lives of the respective assets. Expenditures for maintenance and repairs are charged against income as incurred. When assets are sold or retired, the cost and accumulated depreciation are removed from the accounts and any gain or loss is included in income.

     Property and equipment consisted of the following at March 31:

                                             2000
                                             ----
               Equipment                     $ 6,199

               Furniture                       3,000
                                             -------
               Less accumulated depreciation     -
                                             -------
               Net property and equipment    $ 9,199
                                             =======

     Income Taxes
     ------------
     The Company accounts for income taxes under the provisions of SFAS No 109, Accounting For Income Taxes, which requires an asset and liability approach for financial accounting and reporting of income taxes. Under this approach, deferred income taxes are recognized for the estimated taxes ultimately payable or recoverable based on enacted tax law. Changes in enacted tax law will be reflected in the tax provision as they occur.

     Earnings Per Share
     ------------------
     The earnings per share computation have been made in accordance with Statement of Financial Accounting Standards No.
128, which the Company adopted in 1998; prior period accounts were restated. Basic earnings (loss) per common share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per common share is computed using the combination of dilutive common share equivalents and the weighted average number of common shares outstanding during the period.

2. Income Taxes/(Benefit)

     No income tax expense was incurred during the quarter ended
March 31, 2000. An income tax benefit of $8,200 was recognized for the period from a deferred tax asset described below.

     Deferred income taxes reflect the net tax effects of (a) temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) net operating loss carryforwards.

     The Company did not have a net operating loss carryforward at March 31, 2000.

3. Related Party Transactions

     The Company contracted with Canterbury Information Technology, Inc. ("CITI") to obtain software development services for its web site. Total costs incurred to date amounted to $551,088 which included capitalized costs of $476,088 and an expense of $75,000 (fiscal 1999) as described in Footnote 1. Certain stockholders, Officers and Directors of CITI own a substantial number of shares of the Company.

4. Supplemental Cash Flow Information

     Capitalized software development costs of $29,588 are included in accounts payable at March 31, 2000 representing the only noncash investing and financing transaction during the period.

     No cash payments were made during the period for interest or taxes.